UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 28, 2012
COLDWATER CREEK INC.
(Exact name of registrant as specified in its charter)

Delaware	000-21915	82-0419266
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Coldwater Creek Drive, Sandpoint, Idaho	83864
(Address of principal executive offices)	(Zip Code)

(208) 263-2266
(Registrant's telephone number,
including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 2.02     Results of Operations and Financial Condition.

On November 28, 2012, Coldwater Creek Inc. (the “Company”) issued a press release announcing financial results for its fiscal third quarter ended October 27, 2012. A copy of the press release is set forth as Exhibit 99.1.

The information being furnished in this Item 2.02 and in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended or the Exchange Act, whether made before or after the date of this report, except as shall be expressly set forth by specific reference in such filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 28, 2012, the Company announced that Dennis C. Pence will retire from his position as Chief Executive Officer of Coldwater Creek Inc. (the “Company”), effective December 31, 2012. Mr. Pence will continue to serve as Chairman of the Board of Directors in a non-executive capacity until January 1, 2014, after which time he will continue to serve as a director. Effective January 1, 2013, Mr. Pence will no longer serve on the Succession Planning and Management Development Committee.

On November 28, 2012, the Company announced that Jill Brown Dean was appointed to serve as President and Chief Executive Officer of the Company, effective January 1, 2013. Ms. Dean has served as the Company's President and Chief Merchandising Officer since February 2011. Prior to joining the Company, Ms. Dean has served as President of the Limited Too division of Tween Brands from October 2006 to April 2008. Prior to that, Ms. Dean spent 18 years with Limited Brands, serving as Executive Vice President, General Manager for Victoria's Secret flagship stores from July 2003 to October 2006, as well as President and Chief Executive Officer of Lane Bryant from June 1994 to October 2001. Ms. Dean began her career at Limited Brands in merchandising for the Express division.

In connection with her promotion, Ms. Dean will receive an annual base salary of $850,000. She will participate in the Company's performance incentive award programs at a target level of 100% of her base salary, subject to achievement of individual goals and Company targets to be determined. She will receive options to purchase 150,000 shares of common stock (the “Options”) effective January 1, 2013 with an exercise price equal to the fair market value at the grant date and 150,000 restricted stock units (the “RSUs”). The Options will vest over four years in four equal installments of 25% beginning on the first anniversary of the grant date and each grant date anniversary thereafter. The RSUs will vest in three equal annual installments beginning on the first anniversary of the grant date and each grant date anniversary thereafter, subject to Ms. Dean's continued service and satisfaction of performance expectations throughout the vesting period. Ms. Dean will be entitled to 150,000 performance stock units (“PSUs”) to be issued in two 75,000 share tranches. The first tranche will vest upon the Company's achievement of cumulative three-year EBITDA targets for fiscal years 2013 through 2015. The second tranche will vest upon the achievement of cumulative three-year Net Sales targets for fiscal years 2013 through 2015. The actual number of shares issued under each tranche of the PSUs will range from 0 to 200% of the base award amount depending on the level of performance achieved, with vesting also subject to Ms. Dean's continued service and satisfaction of performance expectations throughout the vesting period. The equity awards are subject to completion of the Company's pending stockholder approval of its Amended and Restated Stock Option/Stock Issuance Plan.

The Company and Ms. Dean have entered into an Amended and Restated Severance and Change of Control Agreement that will be effective January 1, 2013 (the “Severance Agreement”).  Under the Severance Agreement, Ms. Dean is entitled to receive severance for various termination events, including Involuntary Termination, Involuntary Termination on or within twelve months of a Change of Control, and termination as a result of death or Disability (as those terms are defined under the Severance Agreement). The severance payment for Ms. Dean is equal to two times annual salary as of the date of termination plus a prorated portion of the annual bonus actually earned for the year in which termination occurs. If the termination is within twelve months of a Change of Control, the severance payment is equal to two times the sum of the annual salary and the annual bonus amount at target level plus a prorated portion of the target bonus for the year in which termination occurs. Ms. Dean would also be entitled to health benefits for twelve months after termination. Upon a termination within twelve months of a Change of Control Ms. Dean would be entitled to accelerated vesting of all outstanding equity awards. If employment is terminated as a result of Disability, Ms. Dean is entitled to receive her then current monthly base salary for twelve months following the date of Disability, plus a prorated portion of the target annual bonus amount. The Severance Agreement replaces the Severance and Change of Control Agreement between the Company and Ms. Dean dated January 19, 2011.

Ms. Dean will be elected to the Company's Board of Directors effective January 1, 2013 and will serve on the Succession Planning and Management Development Committee.

In connection with Mr. Pence's retirement as Chief Executive Officer, he will receive a payment of $2,000,000. In addition, he will be paid an annual retainer of $375,000 in 2013 for his service as Chairman of the Board.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this report.

Exhibit Number	Description

99.1	Press release announcing fiscal 2012 third quarter results
99.2	Press release announcing succession of Chief Executive Officer, strengthening of merchant team

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLDWATER CREEK INC.

Dated: November 28, 2012

/s/ James A. Bell
James A. Bell
Executive Vice President, Chief Operating Officer
and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release announcing fiscal 2012 third quarter results
99.2	Press release announcing succession of Chief Executive Officer, strengthening of merchant team

Exhibit 99.1

Coldwater Creek Announces Results for Third Quarter of Fiscal 2012

•	Comparable premium retail store sales increased 7.3 percent

•	Adjusted net loss per share of $0.45, excluding the loss on derivative liability, compared to net loss per share of $1.24 for the same period last year

Sandpoint, Idaho, November 28, 2012 -- Coldwater Creek Inc. (Nasdaq: CWTR) today reported financial results for the three-month period ended October 27, 2012.

Third Quarter of Fiscal 2012 Operating Results

•
Consolidated net sales were $188.1 million, compared with $187.5 million in third quarter 2011. Net sales from the retail segment were $147.2 million, compared with $144.1 million in the same period last year, primarily reflecting an increase in comparable premium retail store sales of 7.3 percent. Net sales from the direct segment were $40.9 million, compared with $43.3 million in the same period last year.

•
Consolidated gross profit increased $9.8 million to $66.1 million, or 35.1 percent of net sales, compared with $56.3 million, or 30.0 percent of net sales, for third quarter 2011. The 510 basis point increase in gross profit margin was primarily due to increased leverage of buying and occupancy costs and improvements in merchandise margins reflecting improved product performance.

•
Selling, general and administrative expenses (SG&A) were $76.1 million, or 40.5 percent of net sales, compared with $84.5 million, or 45.1 percent of net sales, for third quarter 2011. The $8.4 million decline in SG&A was due primarily to lower marketing expense compared to the same period last year.

•
Net loss was $20.5 million, or $0.67 per share on 30.5 million weighted average shares outstanding, and included other loss, net, of $6.8 million, or $0.22 per share, due to the change in the fair value of the derivative liability related to the Series A Preferred Stock issued in July 2012. This compares to a net loss of $29.2 million, or $1.24 per share on 23.6 million weighted average shares outstanding for third quarter 2011.

•
On an adjusted basis, excluding the loss on the derivative liability, net loss was $13.7 million, or $0.45 per share on 30.5 million weighted average shares outstanding, and compares to a net loss of $29.2 million, or $1.24 per share on 23.6 million weighted average shares outstanding for third quarter 2011. (Please see the table of GAAP to Non-GAAP Reconciliation of Selected Measures at the end of this press release.)

“Our third quarter operating results demonstrate the significant progress we have made to refine our assortment architecture and fundamentally change the way our business operates. We achieved year-over-year improvements across numerous key operating metrics driven by a favorable response to our fall merchandise, and generated the first positive year-over-year gain in net sales in two years, even as we continued to rationalize our store base. In addition to a 7.3 percent increase in premium retail comparable store sales, we realized gross margin expansion of 510 basis points and our stringent expense disciplines resulted in an $8.4 million reduction in SG&A dollars and 460 basis points of leverage,” said Dennis Pence, Chairman and Chief Executive Officer. “We are confident that our strategic initiatives focused on revitalizing our product, optimizing our store base, and enhancing our marketing will allow us to continue our progress to position Coldwater Creek for sustained improvements in our business.”

Balance Sheet
At October 27, 2012, cash totaled $31.3 million, as compared with $37.9 million at October 29, 2011. There were no borrowings outstanding under the Company's revolving line of credit as of October 27, 2012 as compared to $15 million of borrowings at the end of the third quarter last year. Premium retail store inventory per square foot, including retail inventory in the distribution center, declined approximately 9.3 percent as compared to the end of the third quarter last year. Total inventory decreased 6.0 percent to $161.7 million from $172.0 million at the end of the third quarter last year.

Reverse Stock Split
At a special meeting of stockholders held on September 21, 2012, Coldwater Creek's stockholders approved a proposal authorizing the Board of Directors to effect a reverse stock split of the Company's common stock. Following the special meeting, the Board of Directors approved the reverse stock split on the basis of one share of post-split common stock for each outstanding four shares of pre-split common stock. The reverse split became effective and Coldwater Creek common stock began trading on a split-adjusted basis when trading began on October 4, 2012. The reverse stock split reduced the number of outstanding shares of common stock to 30.5 million on October 4, 2012.

Derivative Liability
During the second quarter of fiscal 2012, in connection with the $65.0 million term loan received from an affiliate of Golden Gate Capital, the Company issued 1,000 shares of Series A Preferred Stock, which are convertible into an aggregate of 6.1 million shares of common stock at a purchase price of $3.40 per share. As a result of this transaction, the Company recorded a derivative liability of $15.7 million, which represented the fair value of the shares of Series A Preferred Stock upon issuance. In accordance with applicable U.S. GAAP, this derivative liability is measured at fair value on a recurring basis with changes recorded as other gain or loss, net. The Company's fourth quarter of fiscal 2012 earnings guidance set forth below excludes the quarterly impact of any change in the fair value of the derivative liability due to the inherent variability of this financial instrument.

Store Optimization Program
The Company closed two premium retail stores and opened one premium retail store during third quarter 2012, ending the quarter with 354 premium retail stores. As part of the Company's ongoing store optimization plan, year-to-date in fiscal 2012, the Company has closed 10 premium retail stores. The Company's plan calls for the closure of up to 45 stores from fiscal year 2011 through 2013. Since 2011, the Company has closed 25 total stores.

Fourth Quarter of Fiscal 2012 Financial Guidance
As a reminder, the Company's fourth quarter 2011 results included net sales of $11.8 million as a result of a favorable cumulative one-time adjustment related to gift card breakage. This adjustment resulted in a $0.39 benefit on a per share basis.

For fourth quarter 2012, the Company expects:

•	Comparable premium retail store sales to be flat to down in the low single digits. This expectation includes the effects of recent significant weather events on the East Coast in early November.

•	Merchandise margin improvement of 100 to 150 basis points.

•	Gross margin results for the fourth quarter 2011 included a 370 basis point favorable impact from the cumulative adjustment for gift card breakage income.

•
Net loss per share in the range of $0.55-$0.65, excluding the impact of the change in the fair value of the derivative liability and any costs associated with the CEO transition. This compares to a net loss per share of $0.42, which included a $0.39 benefit related to gift card breakage income and a $0.08 non-cash impairment charge related to under performing stores.

•
Total inventory at the end of the quarter to be flat to down slightly as compared to the fourth quarter of fiscal 2011 and includes the impact of early spring product receipts due to both an earlier planned assortment flow and the 53rd week.

Conference Call Information
Coldwater Creek will host a conference call on Wednesday, November 28, 2012, at 4:30 p.m. (Eastern) to discuss fiscal 2012 third quarter results. The dial in number for the call is 877-705-6003. The call will be simultaneously broadcast on the Investor Relations section of the Company's Web site at www.coldwatercreek.com. A recording of the call can be accessed for one week following the reporting date by calling (877) 870-5176 and providing conference ID 403313. A transcript of the call will also be available in the Investor Relations section of the Company's Web site.

Coldwater Creek is a leading specialty retailer of women's apparel, gifts, jewelry, and accessories that was founded in 1984 and is headquartered in Sandpoint, Idaho. The Company sells its merchandise through premium retail stores across the country, online at www.coldwatercreek.com and through its catalogs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:
This news release contains “forward-looking statements” within the meaning of the securities laws, including statements about the effect of our strategic initiatives on our future financial results, the Company's expectations about future store closures and, with respect to the fourth quarter of fiscal 2012, expectations about comparable premium retail store sales, margin rate, net loss per share, and inventory. These statements are based on management's current expectations and are subject to a number of uncertainties, risks and assumptions that may not fully materialize or may prove incorrect. As a result, our actual results may differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to:

•
the inherent difficulty in forecasting consumer buying and retail traffic patterns and trends, which continue to be erratic and are affected by factors beyond our control, such as significant weather events, current macroeconomic conditions, high unemployment, continuing heavy promotional activity in the specialty retail marketplace, and competitive conditions and the possibility that because of lower than expected customer response, or because of competitive pricing pressures, we may be required to sell merchandise at lower than expected margins, or at a loss;

•	potential inability to attract and retain key personnel;

•	our new design aesthetic may take longer to implement than expected or may not resonate with our customers;

•	difficulties in forecasting consumer demand for our merchandise as a result of changing fashion trends and consumer preferences;

•	changing business and economic conditions resulting in our inability to realize our sales and earnings expectations;

•	our potential inability to recover the substantial fixed costs of our retail store base due to sluggish sales, which may result in impairment charges;

•	our potential inability to maintain compliance with debt covenants;

•
delays we may encounter in sourcing merchandise from our foreign and domestic vendors, including the possibility our vendors may not extend us credit on acceptable terms, and the potential inability of our vendors to finance production of the goods we order or meet our production needs due to raw material or labor shortages;

•	our foreign sourcing strategy may not lead to reduction of our sourcing costs or improvement in our margins;

•	increasing competition from discount retailers and companies that have introduced concepts or products similar to ours;

•	marketing initiatives may not be successful in improving the breadth of our customer base, or increasing traffic in the near term, or at all;

•	difficulties encountered in anticipating and managing customer returns and the possibility that customer returns may be greater than expected;

•
the inherent difficulties in catalog management, for which we incur substantial costs prior to mailing that we may not be able to recover, and the possibility of unanticipated increases in mailing and printing costs;

•	unexpected costs or problems associated with our efforts to manage the complexities of our multi-channel business model, including our efforts to maintain our information systems;

•	our revolving line of credit may not be fully available due to borrowing base and other limitations;

•	the benefits expected from our merchandising and design initiatives may not be achieved or may take longer to achieve than we expect;

•
the actual number and timing of planned store closures depends on a number of factors that cannot be predicted, including among other things the future performance of our individual stores and negotiations with our landlords;

and such other factors as are discussed in our most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission. You should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We do not assume any obligation to publicly release any revisions to forward-looking statements to reflect events or changes in our expectations after the date of this release.
Contact:
For Coldwater Creek
Lyn Walther
Divisional Vice President, Investor Relations
208-265-7005
Web site: www.coldwatercreek.com

COLDWATER CREEK INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND SUPPLEMENTAL DATA
(Unaudited)
(in thousands, except for per share data and store counts)

	Three Months Ended		Nine Months Ended
	October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011
Net sales	$188,124	$187,465	$521,698	$548,669
Cost of sales	122,059	131,200	352,722	392,470
Gross profit	66,065	56,265	168,976	156,199
Selling, general and administrative expenses	76,106	84,519	219,299	238,008
Loss on asset impairments	—	—	—	2,875
Loss from operations	(10,041)	(28,254)	(50,323)	(84,684)
Other loss, net	6,797	—	5,519	—
Interest expense, net	3,573	599	5,859	1,520
Loss before income taxes	(20,411)	(28,853)	(61,701)	(86,204)
Income tax provision	115	305	143	661
Net loss	$(20,526)	$(29,158)	$(61,844)	$(86,865)
Net loss per share — Basic and Diluted	$(0.67)	$(1.24)	$(2.03)	$(3.73)
Weighted average shares outstanding — Basic and Diluted	30,504	23,573	30,460	23,284
Supplemental Data:
Segment net sales:
Retail	$147,245	$144,138	$408,386	$421,644
Direct	40,879	43,327	113,312	127,025
Total	$188,124	$187,465	$521,698	$548,669
Operating statistics:
Catalogs mailed	15,330	11,558	39,178	40,374
Premium retail stores:
Opened	1	1	1	3
Closed	2	1	10	10
Count at end of the fiscal period	354	366	354	366
Square footage	2,026	2,127	2,026	2,127
Factory outlet stores:
Opened	—	—	—	—
Closed	—	—	—	—
Count at end of the fiscal period	38	39	38	39
Square footage	255	266	255	266
Spas:
Count at end of the fiscal period	9	9	9	9
Square footage	49	49	49	49

COLDWATER CREEK INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except for per share data)

	October 27, 2012	January 28, 2012	October 29, 2011
ASSETS
Current assets:
Cash and cash equivalents	$31,294	$51,365	$37,881
Receivables	8,554	8,199	10,871
Inventories	161,715	131,975	171,970
Prepaid and other current assets	7,339	6,137	6,438
Prepaid and deferred marketing costs	6,570	3,273	6,639
Deferred income taxes	2,819	2,313	6,536
Total current assets	218,291	203,262	240,335
Property and equipment, net	180,640	206,079	219,521
Deferred income taxes	2,207	1,891	2,054
Other assets	4,568	1,883	1,860
Total assets	$405,706	$413,115	$463,770
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$91,430	$55,130	$85,420
Accrued liabilities	89,820	74,915	75,506
Income taxes payable	240	3,260	3,305
Current maturities of debt and capital lease obligations	560	15,735	15,819
Total current liabilities	182,050	149,040	180,050
Deferred rents	86,900	101,384	104,648
Long-term debt and capital lease obligations	61,797	26,575	26,755
Supplemental Executive Retirement Plan	12,431	12,142	10,305
Deferred marketing fees and revenue sharing	3,257	4,402	4,791
Deferred income taxes	2,512	1,716	5,524
Other liabilities	1,018	1,443	1,515
Total liabilities	349,965	296,702	333,588
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 1,000 shares authorized; 1, 0 and 0 shares issued, respectively	—	—	—
Common stock, $0.01 par value, 75,000 shares authorized; 30,520, 30,417 and 30,402 shares issued, respectively	305	304	304
Additional paid-in capital	152,397	151,254	150,454
Accumulated other comprehensive loss	(2,176)	(2,204)	(464)
Accumulated deficit	(94,785)	(32,941)	(20,112)
Total stockholders’ equity	55,741	116,413	130,182
Total liabilities and stockholders’ equity	$405,706	$413,115	$463,770

COLDWATER CREEK INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Nine Months Ended
	October 27, 2012	October 29, 2011
Operating activities:
Net loss	$(61,844)	$(86,865)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	39,037	43,527
Non-cash interest expense	3,001	—
Stock-based compensation expense	1,335	1,635
Supplemental Executive Retirement Plan expense	441	416
Deferred income taxes	(26)	(646)
Valuation allowance adjustments	(343)	(840)
Deferred marketing fees and revenue sharing	(702)	(1,150)
Deferred rents	(15,569)	(12,356)
Loss on derivative liability	4,434	—
Series A Preferred Stock issuance costs	1,086	—
Net loss on asset dispositions and other termination charges	2,249	119
Loss on asset impairments	—	2,875
Other	207	316
Net change in operating assets and liabilities:
Receivables	(1,064)	(459)
Inventories	(29,740)	(15,489)
Prepaid and other current assets	(4,781)	7,531
Accounts payable	34,965	8,064
Accrued liabilities	(4,592)	(9,542)
Income taxes payable	(3,020)	3,305
Net cash used in operating activities	(34,926)	(59,559)
Investing activities:
Purchase of property and equipment	(14,234)	(6,963)
Proceeds from asset dispositions	141	795
Net cash used in investing activities	(14,093)	(6,168)
Financing activities:
Net proceeds from stock offering	—	22,979
Borrowings on revolving line of credit	10,000	15,000
Payments on revolving line of credit	(25,000)	—
Proceeds from the issuance of long-term debt	65,000	15,000
Payments of long-term debt and capital lease obligations	(15,309)	(553)
Payment of debt and Series A Preferred Stock issuance costs	(5,895)	(695)
Other	152	264
Net cash provided by financing activities	28,948	51,995
Net decrease in cash and cash equivalents	(20,071)	(13,732)
Cash and cash equivalents, beginning	51,365	51,613
Cash and cash equivalents, ending	$31,294	$37,881
Supplemental Cash Flow Data:
Interest paid, net of amount capitalized	$2,863	$1,463
Income taxes paid (refunded), net	$3,396	$(2,627)

COLDWATER CREEK INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION OF SELECTED MEASURES
(Unaudited)
(in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011
Net loss:
GAAP basis	$(20,526)	$(29,158)	$(61,844)	$(86,865)
Less — Loss on derivative liability	6,797	—	4,434	—
Non-GAAP adjusted basis	$(13,729)	$(29,158)	$(57,410)	$(86,865)
Net loss per share — Basic and Diluted:
GAAP basis	$(0.67)	$(1.24)	$(2.03)	$(3.73)
Less — Loss on derivative liability	0.22	—	0.15	—
Non-GAAP adjusted basis	$(0.45)	$(1.24)	$(1.88)	$(3.73)

About Non-GAAP Selected Measures
The Company reports its consolidated financial results in conformity with accounting principles generally accepted in the United States (GAAP). The accompanying press release dated November 28, 2012, contains non-GAAP financial measures. These non-GAAP financial measures include adjusted net loss and net loss per share, which excludes the loss on the derivative liability. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP. Management believes that these non-GAAP financial measures provide meaningful supplemental information because they exclude activity that is not included by management when assessing the performance of the Company. The Company may consider whether other significant items that arise in the future should be adjusted from GAAP measures.

Exhibit 99.2

Coldwater Creek Announces Succession of CEO,
Strengthening of Merchant Team

•	Dennis Pence, Co-Founder, to retire as CEO effective December 31, 2012

•	Jill Brown Dean, President and Chief Merchant, to assume leadership of the Company as CEO

•	Michele Martin joins the Company as General Merchandise Manager

SANDPOINT, Idaho, November 28, 2012 -- Coldwater Creek Inc. (Nasdaq: CWTR) today announced that its Co-founder, Chairman of the Board, and Chief Executive Officer, Dennis Pence, will retire as Chief Executive Officer of Coldwater Creek effective December 31, 2012.

Commensurate with this announcement, the Coldwater Creek Board of Directors appointed the Company's President and Chief Merchandising Officer, Jill Brown Dean, as President and Chief Executive Officer of Coldwater Creek, effective January 1, 2013.

Mr. Pence commented, “It gives me great satisfaction to announce today the succession of Jill to the role of CEO. Her outstanding leadership, combined with her intimate knowledge of our customer and our brand, gives me great confidence in her ability to continue to lead the turnaround of our company, positioning us for a vibrant and successful second chapter in our history. In the last two and a half years, we have recruited a management team that has the skills and determination needed to execute to success, and Jill's future role in leading this team will ensure the best possible results going forward. I join my fellow Directors in congratulating her on her well deserved promotion.”

Jill Dean, Coldwater Creek's new President and Chief Executive Officer, joined Coldwater Creek in February 2011, as President and Chief Merchandising Officer. Ms. Dean has over 25 years of retail and merchandising experience in the specialty retail sector. Prior to joining Coldwater Creek, she served as President of the Limited Too division of Tween Brands from October 2006 to April 2008. Prior to Tween Brands, Ms. Dean spent 18 years in various merchandising leadership roles with Limited Brands including serving as the President and Chief Executive Officer of the Lane Bryant division from 1994 to 2001.

"I am honored to be given the opportunity to lead the Coldwater Creek team," said Ms. Dean. "The leadership team we have in place is well qualified to take Coldwater Creek forward, and we are committed to meeting the needs of our shareholders, customers, and employees. I have total confidence in the Company's ability to execute our on-going strategic initiatives, and I look forward to leading the organization to continued success. I also wish to express my appreciation to Dennis and the other Directors for the confidence they have shown in me.”

The Company also announced today that Jill Dean has been appointed to serve on the Board of Directors, effective January 1, 2013. Dennis Pence will remain as a Director and continue to serve as Chairman of the Board until January 1, 2014.

Coldwater Creek today also announced that Michele Donnan Martin would join the Company as Senior Vice President, General Merchandise Manager. In this role, she will be responsible for leading all product merchandising functions for Coldwater Creek and will report to Ms. Dean. Michele brings over 25 years of specialty retail merchandising and design experience to Coldwater Creek. Prior to joining the Company, she was the Brand President, Retail and Direct at Delia's. Ms. Martin has also held various merchandising leadership positions at American Eagle, Williams Sonoma, Abercrombie & Fitch, J. Crew and Macy's.

Ms. Dean commented, “We are extremely pleased to welcome Michele Martin to the Coldwater Creek team. Michele joins us at an important point in the Company's history. She is a seasoned merchant with extensive retail experience and a proven track record of success in developing and building consumer brands, and I am confident she will successfully build on the product foundation we have created in the past two years."

Coldwater Creek is a leading specialty retailer of women's apparel, gifts, jewelry, and accessories that was founded in 1984 and is headquartered in Sandpoint, Idaho. The Company sells its merchandise through premium retail stores across the country, online at www.coldwatercreek.com and through its catalogs.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:
This news release contains “forward-looking statements” within the meaning of the securities laws, including statements about the Company's expectations about its prospects for long-term growth. These statements are based on management's current expectations and are subject to a number of uncertainties, risks and assumptions that may not fully materialize or may prove incorrect. As a result, our actual results may differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to:

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the inherent difficulty in forecasting consumer buying and retail traffic patterns and trends, which continue to be erratic and are affected by factors beyond our control, such as significant weather events, current macroeconomic conditions, high unemployment, continuing heavy promotional activity in the specialty retail marketplace, and competitive conditions and the possibility that because of lower than expected customer response, or because of competitive pricing pressures, we may be required to sell merchandise at lower than expected margins, or at a loss;

•	potential inability to attract and retain key personnel;

•	our new design aesthetic may take longer to implement than expected or may not resonate with our customers;

•	difficulties in forecasting consumer demand for our merchandise as a result of changing fashion trends and consumer preferences;

•	changing business and economic conditions resulting in our inability to realize our sales and earnings expectations;

•	our potential inability to recover the substantial fixed costs of our retail store base due to sluggish sales, which may result in impairment charges;

•	our potential inability to maintain compliance with debt covenants;

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delays we may encounter in sourcing merchandise from our foreign and domestic vendors, including the possibility our vendors may not extend us credit on acceptable terms, and the potential inability of our vendors to finance production of the goods we order or meet our production needs due to raw material or labor shortages;

•	our foreign sourcing strategy may not lead to reduction of our sourcing costs or improvement in our margins;

•	increasing competition from discount retailers and companies that have introduced concepts or products similar to ours;

•	marketing initiatives may not be successful in improving the breadth of our customer base or increasing traffic in the near term, or at all;

•	difficulties encountered in anticipating and managing customer returns and the possibility that customer returns may be greater than expected;

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the inherent difficulties in catalog management, for which we incur substantial costs prior to mailing that we may not be able to recover, and the possibility of unanticipated increases in mailing and printing costs;

•	unexpected costs or problems associated with our efforts to manage the complexities of our multi-channel business model, including our efforts to maintain our information systems;

•	our revolving line of credit may not be fully available due to borrowing base and other limitations;

•	the benefits expected from our merchandising and design initiatives may not be achieved or may take longer to achieve than we expect;

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the actual number and timing of planned store closures depends on a number of factors that cannot be predicted, including among other things the future performance of our individual stores and negotiations with our landlords;

and such other factors as are discussed in our most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission. You should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We do not assume any obligation to publicly release any revisions to forward-looking statements to reflect events or changes in our expectations after the date of this release.
Contact:
For Coldwater Creek
Lyn Walther
Divisional Vice President, Investor Relations
208-265-7005
Web site: www.coldwatercreek.com

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